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NEWS                                                                  Exhibit 20

                                   [LETTERHEAD]

                                                     Contact:    Renee Johansen:
                                                                 (901) 252-5466


                 THOMAS & BETTS' CHIEF FINANCIAL OFFICER TO RETIRE


MEMPHIS, Tenn. - January 24, 2000 Thomas & Betts Corporation (NYSE:TNB) said that its vice president and chief financial officer, Fred R. Jones, has informed the company of his plans to retire later this year following transition to a replacement. The company has initiated a search to fill this position. Jones joined Thomas & Betts in 1995 as vice president - finance and treasurer.

"We are pleased that he is staying with us while we search for his successor," said Clyde R. Moore, president and chief executive officer.

Thomas & Betts is a leading producer of connectors and components for worldwide electrical and electronic markets. Visit Thomas & Betts on the World Wide Web at www.tnb.com.


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